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                                                      OMB APPROVAL
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------                                            OMB Number: 3235-0362
FORM 5                                         Expires:  September 30, 1998
------                                          Estimated average burden
                                               hours per response .... 1.0
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/ / Check box if no           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue.               Filed pursuant to Section 16(a) of the Securities
    See Instruction 1(b).   Exchange Act of 1934, Section 17(a) of the Public
/ / Form 3 Holdings         Utility Holding Company Act of 1935 or Section 30(f)
    Reported                of the Investment Company Act of 1940
/ / Form 4
    Transactions
    Reported

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Dougherty Michael R.                             Magainin Pharmaceuticals Inc.-MAGN         to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  c/o Magainin Pharmaceuticals Inc.               Number of Reporting        Month/Year          X  Officer (give    Other (Specify
      5110 Campus Drive                           Person (Voluntary)           12/97            ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                 5. If Amendment,           Executive Vice President and
                                                                             Date of Original        Chief Financial Officer
                                                                             (Month/Year

                                                                                              7. Individual or Joint/Group Reporting
                                                                                                       (Check applicable line)
                                                                                                  X  Form Filed by One Reporting
                                                                                                 ----  Person
                                                                                                     Form Filed by More than One
Plymouth Meeting,    PA              19462                                                       ----  Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr. 8)                                end of Issuer's     Direct         Benefi-
                                   Day/                                                  Fiscal Year         (D) or         cial
                                   Year)                ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                                        Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALL, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-        3. Trans-  4. Trans-     5. Number of       6. Date Exer-      7. Title and Amount
   Security                  sion or           action     action        Derivative         cisable and        of Underlying
   (Instr. 3)                Exercise          Date       Code          Securities Ac-     Expiration         Securities
                             Price of          (Month/   (Instr. 8)     quired (A) or      Date               (Instr. 3 and 4)
                             Deriv-            Day/                     Disposed of (D)    (Month/Day/
                             ative             Year)                    (Instr. 3, 4,      Year)
                             Security                                   and 5)
                                                                                        ---------------------------------------
                                                                                        Date      Expira-             Amount or
                                                                     --------------     Exer-     tion        Title   Number of
                                                                     (A)     (D)        cisable   Date                Shares
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Option to buy                $7.380            7/9/97        A       50,000             7/9/98+   7/9/2007    Common  50,000
                                                                                                              Stock
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
8. Price                  9. Number of      10. Ownership            11. Nature of
   of                        Derivative         of Derivative            Indirect
   Derivative                Securities         Security:                Beneficial
   Security                  Beneficially       Direct (D)               Ownership
   (Instr. 5)                Owned at End       or Indirect (l)          (Instr. 4)
                             of Year            (Instr. 4)
                             (Instr. 4)

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      0                      50,000                  D
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Explanation of Responses:

 +Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the date of grant, which was July 9, 1997.

**Intentional misstatements or omissions of facts constitute Federal               /s/ Michael R. Dougherty      2/11/98
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                ------------------------------- -------
                                                                                 **Signature of Reporting Person   Date

Note. File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number
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